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                                                                     Exhibit 5.1
                                                                     -----------

                               December 6, 1999


Seagate Technology, Inc.
920 Disc Drive
Scotts Valley, California 95066

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 6, 1999, in connection with the registration under the Securities Act of 1933, as amended, of 10,500,000 shares of your Common Stock reserved for issuance under the 1999 Stock Option Plan and 3,500,000 shares of your Common Stock (collectively with the above, the "Shares") reserved for issuance under the 1998 Nonstatutory Stock Option Plan (collectively with the 1999 Stock Option Plan, the "Plans").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                        Sincerely,


                                        /s/ WILSON SONSINI GOODRICH & ROSATI

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation